Exhibit 8.2

Lilium N.V. Claude-Dornier-Straße 1 Building 335 82234 Wessling Germany

Amsterdam

Freshfields Bruckhaus Deringer LLP

Strawinskylaan 10

1077 XZ Amsterdam

Postbus 75299

1070 AG Amsterdam

T +31 20 485 7000

    +31 20 485 7635 (Direct)

F +31 20 517 7635

E   eelco.vanderstok@freshfields.com

www.freshfields.com

Doc ID

US-LEGAL-11598118/3

Our Ref

176386-0007 E

25 November 2022

Dear Sirs, Madams,

Netherlands tax opinion

1.	Introduction

We have acted as special counsel on certain matters of Dutch tax law to Lilium N.V. (the Company) in connection with the registration statement on Form F-3 filed with the United States Securities and Exchange Commission (SEC) on 25 November 2022 for the registration of (i) Class A ordinary shares of the Company, nominal value €0.12 per share (the Class A Shares and, such Class A Shares as may be issued pursuant to the exercise of certain warrants of the Company, as described in the Registration Statement (as defined below), the Registered Shares), and (ii) certain warrants to purchase Class A Shares (the Warrants) as described in the Registration Statement.

This opinion letter is delivered to you pursuant to your request.

2.	General

In rendering this opinion, we have examined a scanned copy of the registration statement on Form F-3 under the Securities Act, as filed with the SEC on 25 November 2022 (the Registration Statement).

This opinion letter is strictly limited to the matters expressly stated in it and may not be read as an opinion on the legal validity and/or the binding nature under Dutch law of the Registration Statement or any matter not specifically referred to in this opinion. We have assumed that all the facts, representations or warranties contained in the Registration Statement are correct. Consequently, we did not examine the correctness of any of these and we do not express an opinion in that respect. We have also assumed that the Company is, and will remain, solely resident in Germany for purposes of the 2012 Convention between the Federal Republic of Germany and the Kingdom of the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office, 100 Bishopsgate, London EC2P 2SR or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Freshfields Bruckhaus Deringer LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

Bank Account:
Stg Beh Derdengld Freshfields Bruckhaus Deringer LLP, ABN AMRO Bank N.V., IBAN: NL14ABNA0256049947, BIC: ABNANL2A

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This opinion is furthermore limited to laws, treaties and regulatory interpretations in effect in the Netherlands on the date of this opinion and as they are generally construed and applied according to the current published case law of the Dutch courts, authorities and administrative rulings. These laws, treaties and regulations are subject to change, including changes that could have retroactive effect, as a result of which the correctness and accuracy of the content of this opinion may be affected. We will nevertheless not update and/or modify this opinion, not even in case of possible and relevant modifications to the Dutch tax laws, unless you specifically request us to do so in writing after such a modification should have occurred.

All the (English) legal concepts and terms used in this opinion are moreover deemed to refer to Dutch legal concepts and should therefore be interpreted following the corresponding Dutch tax concepts.

All references in this opinion letter to the Netherlands and Dutch law are to the European part of the Kingdom of the Netherlands and its law, respectively, only.

This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by Dutch law, and the courts of Amsterdam (the Netherlands) shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion, including (without limitation) in connection with (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in relation to this opinion. Every situation concerning the legal relationship between yourself and Freshfields Bruckhaus Deringer LLP, the above submission to jurisdiction included, is governed by the general terms of Freshfields Bruckhaus Deringer LLP.1

3.	Opinion

Based upon and subject to the foregoing and any factual matters, documents or events not disclosed to us, the statements contained in the Registration Statement under the heading “Material Dutch Tax Considerations” constitute our opinion and are a true and accurate summary of the material Dutch tax consequences of the acquisition, ownership and disposal of Registered Shares and the acquisition, ownership, disposal and exercise of Warrants to the holders of Registered Shares and/or Warrants described therein.

1 The general terms and conditions of Freshfields Bruckhaus Deringer LLP can be found at www.freshfields.com.

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4.	Benefit of opinion

This opinion is addressed to you in relation to and as an exhibit to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Registration Statement and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP